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LONE STAR INDUSTRIES, INC.        Exhibit 11
COMPUTATION OF EARNINGS PER COMMON SHARE
(In Thousands Except Per Share Amounts)

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                                     1993          1992        1991         1990        1989
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PER SHARE OF COMMON STOCK - PRIMARY
Loss before cumulative effect of
  changes in accounting principles ($35,258)     ($45,428)    ($5,547)    ($66,739)  ($273,882)
  Less:  Provisions for preferred     5,112         5,113       5,114        5,119       5,122
Loss before cumulative effect of
  changes in accounting principles
  applicable to common stock        (40,370)      (50,541)    (10,661)     (71,858)   (279,004)

Cumulative effect of changes in accounting principles,
  net of taxes (1)                     (782)     (118,914)          -            -           -
Net loss applicable to common stoc ($41,152)    ($169,455)   ($10,661)    ($71,858)  ($279,004)

Weighted average shares outstandin   16,644        16,641      16,582       16,559      16,532
Loss per Common Share:
  Loss before cumulative effect of
    changes in accounting principl   ($2.42)       ($3.03)     ($0.64)      ($4.34)    ($16.88)
  Cumulative effect of changes in     (0.05)        (7.15)          -            -           -
      Net loss                       ($2.47)      ($10.18)     ($0.64)      ($4.34)    ($16.88)

PER SHARE OF COMMON STOCK ASSUMING FULL DILUTION
Loss before cumulative effect of
  changes in accounting principles ($35,258)     ($45,428)    ($5,547)    ($66,739)  ($273,882)
    Add:  Interest expense and amortization of debt
               issuance expense of the 5 1/8% convertible
               debentures, net of         -             -           -            -          17
    Less:  Provisions for dividend        -             -           -            -           -
Loss before cumulative effect pf
  changes in accounting principles
  applicable to common stock        (35,258)      (45,428)     (5,547)     (66,739)   (273,899)

Cumulative effect of changes in accounting principles,
  net of taxes                         (782)     (118,914)          -            -           -

Net loss applicable to common stoc ($36,040)    ($164,342)    ($5,547)    ($66,739)  ($273,899)

Common shares outstanding at begin   16,644        16,621      16,560       16,558      16,512
Conversion of $13.50 preferred shares
   outstanding at beginning of per      955           955         955          955         955
Conversion of $4.50 preferred shares
   outstanding at beginning of per       45            46          48           50          55
Conversion of 5 1/8% debentures
   outstanding at beginning of per        -             -           -            -          20
Stock options and awards                  -             -           -            -         226
Common shares issued from treasury        -            22          58            -           -
Common shares reacquired during pe        -             -           -            -         (10)

Fully diluted shares outstanding     17,644        17,644      17,621       17,563      17,758

Loss per common share assuming full dilution:
  Loss before cumulative effect of
  changes in accounting principles   ($2.00)       ($2.57)     ($0.31)      ($3.80)    ($15.42)
 Cumulative effect of changes in a    (0.04)        (6.74)          -            -           -

      Net loss                       ($2.04)       ($9.31)     ($0.31)      ($3.80)    ($15.42)



(1) In 1992, the company adopted Statements of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement
Benefits Other than Pensions", and No. 109, "Accounting for Income Taxes", effective January 1, 1992. In the first quarter of 1993, Kosmos Cement Company, one of the company's joint ventures, adopted SFAS No. 106.

(2) Provisions for preferred dividends are computed on an accrual basis and, therefore, may differ from preferred dividends declared. Due to the Chapter 11 proceedings, the company stopped accruing for preferred stock dividends as of September 15, 1990. However, the full year's amount of dividends are included for this calculation.

(3) Common stock options are not reflected in primary earnings per share computations because their effect is not significant.

(4) The computation of fully diluted earnings per share submitted herein is in accordance with Regulation S-K item 601 (b) (11)
although it is contrary to Paragraph 40 of APB Opinion No. 15 because it produces anti-dilutive results.

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